September 2013

CODE OF ETHICS

Introduction

This Code of Ethics sets out minimum standards of performance and conduct for employees of Colchester Global Investors Limited and its affiliates (together “Colchester”) with the intention of promoting honest and ethical conduct. This Code of Ethics is available to all Colchester clients and must be signed (in acceptance) by all Colchester employees.

1. Values

The values that underlie Colchester’s business are as follows:

Focus. In order to be consistently effective in their work, investment professionals require a focused and stable environment. Colchester views employee ownership and control as the best way of avoiding uncertainties that can threaten focus and stability. Many employees at Colchester own shares in the business, and Colchester believes that its ownership structure aligns employees’ interests with those of its clients.

Integrity and Trust. Colchester works for its clients (and their beneficiaries) and clients’ interests take precedence. Colchester treats its clients fairly.

Perspective. Colchester, in both its investments and its business outlook, does not permit short term expediency to outweigh medium term benefits.

Service. Colchester aims to provide good reporting, timely information and accurate administration.

2. Regulatory Status

Colchester is authorised by or registered with a number of regulators across the globe:

•	In the United Kingdom, Colchester is authorised and regulated by the Financial Conduct Authority (“FCA”) under the Financial Services and Markets Act 2000 (“FSMA”).

•	In the United States, Colchester is registered as an investment adviser with the Securities and Exchange Commission (“SEC”) and as a Commodity Trading Advisor (“CTA”) and Commodity Pool Operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”).

•	In South Africa, Colchester is registered as a Financial Services Provider with the Financial Services Board.

•	In New Zealand, Colchester is authorised as a futures dealer by the Financial Markets Authority.

•	In Singapore, Colchester Global Investors (Singapore) Pte. Ltd is registered with the Monetary Authority of Singapore (“MAS”) under the Securities and Futures Act 2001.

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3. Commercial Policies

a) General Scope of Colchester’s Business

Colchester deals directly only with institutional investors and high net worth individuals; it does not deal directly with retail investors. All clients therefore fall into the category of “Professional Client” as defined in the FCA Handbook of rules and guidance.

Discretionary Clients—Colchester does not deal as principal in transactions for discretionary clients, but as agent. All transactions entered into on behalf of such clients are dealt through brokers or dealers that are independent of Colchester.

Separate Account Client Assets—Colchester does not hold client money or assets. Client assets are always held by third party custodians who usually enter into custodian agreements directly with the clients. Colchester does not operate any client bank accounts. Documents of title and certificates for financial instruments belonging to clients are handled by the custodians. Assets held by custodians may on occasion be lent to third parties if such transactions are permitted under the relevant custodian agreement and are not instigated by Colchester. Any interest earned from such transactions is payable to the client’s account. Assets may also be transferred or pledged as collateral to meet margin requirements. Funds are generally not borrowed on behalf of clients’ accounts.

Commingled Fund Assets—Colchester operates various commingled funds (“Funds”) and the assets of such Funds are held by custodians. Fund assets are not lent to third parties. However, assets in the Funds may be transferred or pledged to meet margin requirements. The Funds do not borrow funds to leverage.

b) Marketing

Colchester’s marketing activities are limited to the promotion of its services to suitable consultants, institutional investors and high net worth individuals through subscription to a limited number of consultant databases and through the provision of responses to proposal requests typically received from consultants with whom there is a pre-existing relationship. Colchester maintains a website which provides high level descriptions of the firm and its services but does not actively advertise or promote specific investments (including units and shares in the Funds it operates).

c) Soft Commissions

Colchester does not share, directly or indirectly, in any of the revenues generated by client account or Fund brokerage transactions. Furthermore, Colchester does not receive “soft-dollar” benefits from or pay “soft-dollar” commissions to brokers.

d) Prohibited Transactions

Colchester is not permitted to undertake the following activities:

•	corporate finance activities;

•	sponsoring of public offerings of securities;

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•	recommending investments in securities which are not readily realizable;

•	acting for any person in connection with take-overs, mergers or substantial acquisitions of shares.

e) Intention to comply with FCA and other regulatory requirements

Colchester’s policy is to comply at all times with the principles, rules and regulations applicable to its business. Colchester’s conduct is restricted to activities and jurisdictions for which it is authorised by the FCA, the SEC and other applicable regulatory authorities (the “Regulatory Authorities”). In other jurisdictions, Colchester complies with relevant local regulation. Observing high standards of conduct in all aspects of its business is of the utmost importance to Colchester and the firm therefore complies with the ‘Principles’ as laid down by the FCA (and reproduced in Appendix 1).

In addition to adhering to FCA Principles, Colchester will comply with legitimate requests by Regulatory Authorities to provide, maintain and verify information.

Colchester recognizes the scope of the authorisations given to it by the Regulatory Authorities and will not expand its business activities beyond these without permission, if applicable, from such Regulatory Authorities.

f) Privacy and Confidentiality

Colchester is committed to maintaining the confidentiality, integrity and security of confidential information provided by current, past and potential clients. Confidential information may be obtained in a number of ways, such as during the pre-investment period or from ongoing communications between Colchester and its clients. Unless it is publicly available, Colchester treats all such information as confidential, applying the same standard of care as it does in dealing with the firm’s internal confidential information.

Colchester protects confidential information from unauthorised access or use in a number of ways:

•	By ensuring its systems are secure through the use of passwords, firewalls, encryption technologies and other mechanisms.

•	By establishing physical and procedural safeguards (for example, Colchester follows an information security policy which is available to clients on request).

•	By imposing strict policies regarding client confidentiality as more fully set out below.

Each new employee must agree, by signing a confidentiality undertaking, that during his/her employment with Colchester or at any time thereafter, he/she will not disclose to any person, firm or company, any information concerning the affairs of Colchester, its associates or clients, the disclosure of which may damage the interests of Colchester or its clients or which is of a confidential nature, unless that employee has the written permission of the Chairman or Chief Compliance Officer. The Chief Compliance Officer maintains the confidentiality undertakings for all current and past employees.

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All documents obtained or generated by Colchester or its employees in their work for Colchester (both originals and copies) that contain confidential information are Colchester’s sole property. Upon termination of employment for any reason, or upon Colchester’s request at any time, employees will promptly return all copies of such material. During employment with Colchester and at all times thereafter, no employee shall remove or cause to be removed from Colchester’s premises any confidential information, except in furtherance of his or her duties as an employee.

g) Conflicts of Interest

Colchester discloses the general nature and/or sources of potential conflicts of interest to its clients before undertaking business for such clients and these are set out below.

(i)	Material interests

Colchester may engage in certain transactions that have the potential to present either direct or indirect conflicts of interest between clients. For example, potential conflicts may arise because:

•	Colchester provides investment management services to other clients and may therefore act as agent for one client in transactions in which it is also acting as agent for other clients;

•	A director or employee of Colchester may be a director of, or have some interest in, an entity such as one of the Funds whose securities are held by clients.

Colchester discloses the general nature and/or sources of potential conflicts of interest to its clients before undertaking business for such clients.

(ii)	Performance Fees

Colchester may enter into performance fee arrangements with clients. Theoretically, this type of fee arrangement provides an incentive for an investment manager to favour an account or accounts that pay performance fees over those that do not. Colchester does not believe its performance fee arrangements disadvantage any of its clients and takes all reasonable steps to ensure the fair and equitable allocation of investment opportunities amongst its clients without regard to fee arrangement. Accordingly, Colchester has in place procedures to ensure that transactions for all accounts are dealt with on the same basis and compliance monitoring reviews routinely consider whether those procedures are being implemented in practice. A register of performance fee bearing client accounts is maintained.

(iii)	Inside Information

As an institutional investment manager, Colchester and its investment personnel have investment discretion over large amounts of funds which, when invested or disinvested, could have a significant impact on the securities or foreign exchange markets, or more particularly, on the value of an individual security. Through its contacts with brokers, clients or market participants, it is possible that Colchester and its employees may obtain inside information.

In these circumstances, the following prohibitions apply:

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•	No employee in possession of inside information about a security shall purchase or sell the security, or procure another person to purchase or sell the security, for his or her account, for the account of Colchester, for any client account or for the account of anyone else.

•	Employees should not discuss investment issues with other asset management companies as this may lead to the inadvertent exchange of inside information.

•	No employee shall pass on inside information to any person outside Colchester except as required in discussions with Colchester’s professional advisors.

•	No employee shall recommend the purchase or sale of a security whilst in the possession of inside information relating to that security.

These rules apply equally to securities of related companies if they might reasonably be affected by general disclosure of the inside information (for example, securities of a major supplier, customer or competitor).

The overriding principle is that under no circumstances may an employee trade or recommend trading in any security while in possession of inside information relating to that security.

(iv)	Market Rumours

Colchester employees should not initiate market rumours. The discovery of any such practice will result in disciplinary action against the employee concerned (in line with documented disciplinary procedures). In the event that employees receive information which they consider to be a rumour, then this information should not be passed on to or discussed with parties outside of Colchester without emphasising that the information in question is unproven and likely to be a rumour. Rumours relating to specific securities that are likely to be traded for client accounts should be reported to Compliance.

(v)	Personal Account Dealing

Prohibitions and Restrictions

Colchester has procedures in place to restrict and control the extent of personal account dealing. “Supervised Persons” (all permanent employees and any temporary or contract workers engaged by Colchester in furtherance of its regulated investment management business) are not permitted to deal or effect personal transactions. The following prohibitions apply to personal account dealing by Supervised Persons:

•	No Supervised Person may deal for their own account with any of Colchester’s clients, unless the client is an “Authorised Person” (under the Financial Services and Markets Act 2000) or a listed money market institution;

•	No Supervised Person may deal, nor seek permission to deal, if they are aware that such dealing may have a direct adverse impact on, or divert the Supervised Person’s attention from or impair the performance of his or her duties in relation to, Colchester, its associates, a client or a colleague;

•	No Supervised Person may knowingly deal on their own account or on behalf of Colchester with a person who is an employee of another firm who is trying to evade their personal dealing rules or insider trading regulations; and

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•	No Supervised Person may advise or cause another person to deal in contravention of any of these rules or any insider trading regulations.

Exemptions

Subject to these prohibitions, personal transactions may only be carried out by Supervised Persons if they have signed an undertaking to comply with the provisions of Colchester’s Compliance Manual and this Code of Ethics and, subject to certain limited exceptions, have sought prior approval from the Chief Compliance Officer or a director for the transaction under these procedures. Consent will generally be given where the Chief Compliance Officer or director is satisfied that the proposed transaction falls outside the firm’s current investment program, does not present a conflict with Colchester’s or any client’s interests and does not involve securities in which trading is restricted at the time consent is requested. Other exemptions from procedures will be considered by the Chief Compliance Officer on a case by case basis having regard to relevant regulatory requirements. The above personal account dealing prohibitions and procedures do not apply to investments by Supervised Persons in automatic investment plans or accounts over which the Supervised Person has no direct or indirect influence or control.

Holdings Reports

All Supervised Persons are deemed to be “Access Persons” for the purposes of SEC rules on personal securities dealing, and accordingly all new Supervised Persons are required to provide the Chief Compliance Officer with a report of securities held (other than in an automatic investment plan or in an account over which the employee has no direct or indirect influence or control). Where reportable securities are held, annual holdings reports are required and these should be submitted to the Chief Compliance Officer within 45 days of the date of issue of the report. The Chief Compliance Officer reserves the right to request quarterly reports from employees where trading volume/activity may so warrant in the opinion of the Chief Compliance Officer.

(vi)	Gifts, Entertainment and Contributions

The making or receiving of gifts or other items of value where the recipient or giver is a person doing business or seeking to do business with Colchester may call into question the independence of judgement of that person and accordingly Colchester has set limitations on this type of conduct.

Accepting Gifts and Entertainment

On occasion, employees (or employees and their partners or families) may be offered or may receive gifts or other forms of non-cash compensation from clients, brokers and other people not affiliated with Colchester. Extraordinary or extravagant gifts are not permissible and must be declined or returned. The offer of payment for accommodation and travel must be declined. Gifts of a nominal value (i.e. gifts whose reasonable value is no more than £100 annually from a single giver), customary business lunches, dinners, entertainment at which both the employee and giver are present and promotional items with a value that does not exceed £100 may be accepted. The making, receiving or provision of gifts and hospitality to employees, regardless of value, must be reported to the Chief Compliance Officer, and for gifts or hospitality in excess of £100 in value, the Chief Compliance Officer’s guidance must be sought

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before the gift or hospitality is accepted by the employee. This policy applies when employees attend conferences and research trips.

Such restrictions on accepting gifts and entertainment are consistent with Colchester’s recognition that the receipt of a gift or entertainment could compromise an employee’s duty to act in the best interests of all of its clients or reasonably be interpreted as bribery. The acceptance of gifts and services in exchange for any business advantage will not be tolerated.

Giving Gifts and Providing Entertainment

Employees and persons associated with Colchester (i.e. those individuals or firms who perform services for or on behalf of the firm) may not make gifts with an aggregate value in excess of £100 per year to any person associated with a financial organization, to members of the news media or to clients or prospective clients of the firm. Employees and persons associated with Colchester may provide reasonable entertainment to persons associated with financial organizations and to clients or prospective clients provided that both the employee and recipient are present and there is a business purpose for the entertainment. It is anticipated that employees and persons associated with Colchester will not entertain the same person more than four times per year or spend more than £100 per person on business meals on such occasions. Any expenditure in this form must be clearly identified in expense claims or credit card statements and the employee or person associated with Colchester must provide the date, description and recipient of the entertainment. Such restrictions on the making of gifts and provision of entertainment are consistent with Colchester’s recognition that any transaction that could reasonably be interpreted as bribery or the provision of gifts and services to attain any business advantage will not be tolerated.

A register of gifts received and given is maintained by Compliance.

ERISA considerations

The Employee Retirement Income Security Act of 1974 (“ERISA”) prohibits the acceptance of fees, kickbacks, gifts, loans, money or anything of value that is given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and is therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions.

Political Contributions

All non-US political contributions by employees in excess of £250 must be reported to the Chief Compliance Officer prior to being made, and non-US political contributions equal to or less than £250 should be reported to the Chief Compliance Officer within 10 days of being made.

Any political contributions or fundraising activity made by employees to US politicians, candidates, political parties or government officials must be pre-cleared with the Chief Compliance Officer to ensure no conflict of interest exists with Colchester’s clients or prospective clients.

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(vii)	Outside Business Activities

Colchester’s duties to its clients dictate that Colchester’s employees should devote their professional attention to client interests above their own and those of other organizations. Accordingly, employees may not engage in any of the following outside business activities without prior written consent as set out below:

•	Be engaged in any other business;

•	Be employed or compensated by any other person for business-related activities;

•	Serve as an employee of another organization (other than an affiliate of Colchester);

•	Serve as a general partner, managing member or in similar capacity with limited or general partnerships, LLCs or private funds (other than those managed by Colchester);

•	Engage in personal investment transactions to the extent that it diverts the employee’s attention from or impairs the performance of his or her duties in relation to the business of Colchester and its clients;

•	Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the employee might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company.

For executive directors engaging in outside business activities, prior written consent is required to be given by Colchester’s Board. For other employees, prior written consent is required to be given by the Chief Compliance Officer. Any outside business activities relating to investment management activities or involving a client or prospective client require approval and consent from the Board. Authorisation for board service will normally require that Colchester does not hold or purchase any shares in the company on whose board the employee sits.

A register of outside interests is maintained by Compliance.

h) Error Policy

On rare occasions, an error may be made with respect to a client account or Fund transaction. For example, a security or other financial instrument (such as a spot or forward currency contract) may be erroneously purchased or sold, or applicable investment guidelines may be inadvertently breached.

When Colchester bears legal responsibility for the error, the firm generally seeks to place the client account or Fund concerned in a substantially similar position as it would have been in had the error not occurred. Clients and Funds benefit from any gains resulting from errors that arise as a result of their assets being exposed to investment or risk.

In certain circumstances, Colchester may be required to obtain the consent of its regulators (which may include but are not limited to the FCA, the SEC, CFTC or the

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U.S. Department of Labor), an independent fiduciary on behalf of its clients, its clients and/or its insurers before resolving an error. Obtaining these consents or correcting the error may result in, among other things, delays in placing the client account or Fund in a substantially similar position as it would have been in had the error not occurred, the payment of compensatory amounts (these payments may, in certain circumstances be paid over a period of years) and/or the suspension of the calculation of a client account’s or Fund’s net asset value.

Any Colchester employee who identifies an error must immediately bring it to the attention of their manager, the Chief Compliance Officer, and/or other appropriate senior managers. Together, they should decide on what corrective action to take to protect clients and minimize loss.

i) Complaints

A complaint is defined as any communication (whether verbal or written), whether justified or not, that expresses concern about services provided by Colchester. Any complaint received from a client or other source about Colchester’s services will be treated seriously and dealt with impartially.

On receipt, complaints are passed to the Chief Compliance Officer who will investigate the complaint and agree an appropriate course of action with the Chairman. All complaints will be acknowledged promptly in writing. Colchester aims to settle complaints as soon as possible and within eight weeks of receipt of the complaint, the complainant will be advised whether the complaint is accepted and what redress or remedial action is to be taken, or whether the complaint is rejected in which case reasons will be given.

The Chief Compliance Officer keeps a written record of the complaint, giving details of the investigation and any action taken, for six years from the date of receipt of the complaint.

j) Violations of The Code of Ethics

Violations of the Code of Ethics should be reported immediately to the Chief Compliance Officer who will decide whether further action is required and take steps to ensure the source of information is not disclosed.

k) Employee Acceptance of The Code of Ethics

All new employees must sign an acknowledgement that they have received and read a copy of the Compliance Manual and Personnel Handbook and that they agree to comply with Colchester’s policies and procedures at all times, including the Code of Ethics. Each employee is responsible for maintaining familiarity with the Code of Ethics as it may be revised from time to time.

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COLCHESTER GLOBAL INVESTORS LIMITED

CODE OF ETHICS

APPENDIX 1

The Principles*

Integrity

A firm must conduct its business with integrity.

Skill, care and diligence

A firm must conduct its business with due skill, care and diligence.

Management and control

A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

Financial prudence

A firm must maintain adequate financial resources.

Market conduct

A firm must observe proper standards of market conduct.

Customers’ interests

A firm must pay due regard to the interests of its customers and treat them fairly.

Communications with clients

A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

Conflicts of interest

A firm must manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

Customers: relationships of trust

A firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgment.

Clients’ assets

A firm must arrange adequate protection for clients’ assets when it is responsible for them.

Relations with Regulators

A firm must deal with its regulators in an open and cooperative way, and must disclose to the appropriate regulator appropriately anything relating to the firm of which that regulator would reasonably expect notice.

*	As applicable to firms authorized and regulate by the Financial Conduct Authority